Exhibit (e)(4)

CONFIDENTIALITY AGREEMENT

AMENDMENT NO. 1

THIS AMENDMENT (the “Amendment No. 1”) to the Confidentiality Agreement is entered into as of February 28, 2009, by and between CV Therapeutics, Inc., with principal place of business at 3172 Porter Drive, Palo Alto, CA 94304 (“CVT”), and Gilead Sciences, Inc., with principal place of business at 333 Lakeside Drive, Foster City, CA 94404 (“Gilead”).

WHEREAS CVT and Gilead entered into a Confidentiality Agreement effective as of March 5, 2008 (the “Agreement”); and

WHEREAS the parties hereto wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Agreement is amended as follows:

1.	Amendment to Section 9.

The following sentence is hereby added to the end of Section 9: “Nothing in this Section 9 shall preclude Gilead or its affiliates or representatives from engaging in any private and confidential negotiations or discussions with CVT’s management, or its affiliates or representatives specifically designated by CVT’s management to Gilead for such purpose, regarding any of the matters described in clauses (a), (b) and (f) above unless and until CVT provides Gilead with notice that any further actions by Gilead in furtherance thereof shall be precluded by the terms of this Section 9, at which time Section 9 shall immediately preclude Gilead and its affiliates or representatives from engaging in any negotiations or discussion regarding such matters. For the avoidance of doubt, Gilead acknowledges and agrees that nothing in this Agreement shall in any way waive, modify, amend or otherwise affect any provision of this Agreement that would restrict or prevent Gilead or its affiliates or representatives from disclosing to any person, entity or group, other than CVT’s management or its affiliates or representatives specifically designated by CVT’s management to Gilead for the purpose, the existence or terms of any such negotiations or discussions, whether or not ongoing.”

2.	Miscellaneous.

(a)	Effect on the Agreement. The Agreement shall continue in full force and effect as amended by this Amendment No. 1 and the Agreement, together with this Amendment No. 1, constitutes the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein. In the event of any conflict or inconsistency between the provisions of this Amendment No. 1 and the provisions of the Agreement, the provisions of this Amendment No. 1 shall govern and control. Each and every other term, condition, covenant, representation, warranty and provision set forth in the Agreement shall remain in full force and effect in accordance with the terms of the Agreement. From and after the date hereof, all references in the Agreement to the “Agreement” shall be deemed to mean the Agreement as amended by this Amendment No. 1.

(b)	Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(c)	Defined Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed this Amendment No. 1 as of the date first set out above.

CV THERAPEUTICS, INC.
By:	/s/ Tricia Borga Suvari
Name:	Tricia Borga Suvari
Title:	Senior Vice President & General Counsel

GILEAD SCIENCES, INC.
By:	/s/ Brett Pletcher

Name:	Brett Pletcher
Title:	Vice President, Legal Affairs

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